EXHIBIT (g)(6)

EXHIBIT A

List of Pacific Select Fund Portfolios Covered by the Custody Agreement and Amendments thereto by and among Pacific Select Fund, State Street Bank and Trust Company of California, N.A. and State Street Bank and Trust Company.

Blue Chip Portfolio	Multi-Strategy Portfolio
Aggressive Growth Portfolio	Main Street Core Portfolio
Diversified Research Portfolio	Emerging Markets Portfolio
Small-Cap Equity Portfolio	Inflation Managed Portfolio
Short Duration Bond Portfolio	Managed Bond Portfolio
I-Net Tollkeeper Portfolio	Small-Cap Value Portfolio
Financial Services Portfolio	Money Market Portfolio
Health Sciences Portfolio	High Yield Bond Portfolio
Technology Portfolio	Equity Income Portfolio
Growth LT Portfolio	Equity Portfolio
Focused 30 Portfolio	Aggressive Equity Portfolio
Mid-Cap Value Portfolio	Large-Cap Value Portfolio
International Value Portfolio	Comstock Portfolio (formerly Strategic Value Portfolio)
Capital Opportunities Portfolio	Real Estate Portfolio
International Large-Cap Portfolio	Mid-Cap Growth Portfolio
Equity Index Portfolio
Small-Cap Index Portfolio

Effective January 1, 2004, agreed to and accepted by:

PACIFIC SELECT FUND

By:	/s/ THOMAS C. SUTTON	Attest:	/s/ AUDREY L. MILFS

Name:	Thomas C. Sutton	Name:	Audrey L. Milfs
Title:	Chairman of the Board and Trustee	Title:	Secretary

STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.

By:	/s/ KENNETH A. BERGERON	Attest:	/s/ BEVERLY Z. EDWARDS

Name:	Kenneth A. Bergeron	By:	Beverly Z. Edwards
Title:	Senior Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ ALLEN R. STRAIN	Attest:	/s/ BEVERLY Z. EDWARDS

By:	Allen R. Strain	By:	Beverly Z. Edwards